Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Lynda L. Glass
EVP/Secretary &
Chief Governance Officer
717.339.5085
lglass@acnb.com

ACNB CORPORATION REPORTS

2019 FIRST QUARTER FINANCIAL RESULTS

Highlights

•                  Geographic expansion is planned for Pennsylvania with the opening of the Lancaster Loan Office in May 2019.

•                  Net income for the quarter ended March 31, 2019, totaled $5,864,000, with basic earnings per share of $0.83.

•                  Net interest income for the quarter ended March 31, 2019, totaled $14,665,000.

•                  Total loans outstanding were $1,301,335,000 at March 31, 2019.

•                  Total deposits were $1,367,058,000 at March 31, 2019.

•                  Quarterly cash dividends paid to ACNB Corporation shareholders in the first quarter of 2019 totaled $1,621,000 or $0.23 per share. It was recently announced the cash dividend declared for the second quarter of 2019 is increased to $0.25 per share.

GETTYSBURG, PA, April 30, 2019 — ACNB Corporation (NASDAQ: ACNB), financial holding company for ACNB Bank and Russell Insurance Group, Inc., announced financial results for the three months ended March 31, 2019, with net income of $5,864,000. Compared to net income of $4,913,000 for the quarter ended March 31, 2018, this is an increase of $951,000 or 19.4% over comparable period results. Basic earnings per share was $0.83 and $0.70 for the three months ended March 31, 2019 and 2018, respectively, which is an increase of $0.13 or 18.6%.

“ACNB Corporation’s strong earnings performance for the first quarter of 2019 was primarily the result of higher net interest income over the same period a year ago due to solid loan growth in late 2018,” said James P. Helt, ACNB Corporation President & CEO. “In working with commercial loan customers, our organization’s primary driver of loan growth, we continually strive to build relationships and find solutions as the keystone of ACNB Corporation’s strategic vision. Geographic expansion initiatives, such as the planned opening of the Lancaster Loan Office in May 2019, further this vision.”

“Solid banking and insurance operations have produced both current and future benefits for ACNB Corporation and its shareholders. As previously announced, the Board of Directors declared an increase in the quarterly dividend amount from $0.23 to $0.25 per share for payment on June 14, 2019,” Mr. Helt continued. “Coupled with the 15% increase in the quarterly dividend amount paid per share in June 2018, our commitment to ACNB Corporation shareholders is evident with an aggregate 25% increase in the quarterly dividend amount per share since the first quarter of 2018.”

Revenues

Total revenues, defined as net interest income plus noninterest income, for the first quarter of 2019 were $18,605,000, or a 7.7% increase over total revenues of $17,274,000 for the first quarter of 2018.

Loans

Total loans outstanding were $1,301,335,000 at March 31, 2019. Loans outstanding decreased by $1,130,000, or 0.1%, due to seasonality and early payoffs since December 31, 2018, and increased by $63,581,000, or 5.1%, from March 31, 2018 to March 31, 2019. Year over year, loan growth is primarily in the commercial loan portfolio with a focus on asset quality and disciplined underwriting standards despite the intense competition in the Corporation’s market areas. As a result of normal and anticipated credit losses in the portfolio, the provision for loan losses for the first quarter of 2019 was $150,000.

Deposits

Total deposits were $1,367,058,000 at March 31, 2019. Deposits increased by $18,966,000, or 1.4%, from December 31, 2018, and $53,644,000, or 4.1%, from March 31, 2018 to March 31, 2019. Year over year, deposit growth is a function of pricing and the level of deposits held by existing and new customers, especially in the segment of municipal depositors.

Net Interest Income and Margin

Net interest income rose by $1,103,000 to $14,665,000 for the first quarter of 2019, which is an increase of 8.1% compared to the first quarter of 2018. The net interest margin for the first quarter of 2019 was 3.93%, compared to 3.77% for the same period of 2018. Both net interest income and the net interest margin were positively impacted by the organic growth in loans experienced from March 31, 2018 to   March 31, 2019.

Noninterest Income

Noninterest income for the first quarter of 2019 was $3,940,000, an increase of $228,000, or 6.1%, from the first quarter of 2018. The increase includes both revenue from fiduciary, investment management and brokerage activities and commissions from insurance sales, which grew 3.7% and 9.9%, respectively, from the first quarter of 2018 to the first quarter of 2019.

Noninterest Expense

Noninterest expense for the first quarter of 2019 was $11,261,000, an increase of $275,000, or 2.5%, from the same period in 2018. The increase in noninterest expense is attributable to normal business operations and a growing community banking footprint, both balanced by management’s continued focus on expense control.

Dividends

Quarterly cash dividends paid to ACNB Corporation shareholders in the first quarter of 2019 totaled $1,621,000, or $0.23 per share. In the first quarter of 2018, ACNB Corporation paid $0.20 per share for total dividends paid to shareholders in the amount of $1,405,000.

About ACNB Corporation

ACNB Corporation, headquartered in Gettysburg, PA, is the $1.7 billion financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD. Originally founded in 1857, ACNB Bank serves its marketplace with banking and wealth management services, including trust and retail brokerage, via a network of 22 community banking offices, located in the four southcentral Pennsylvania counties of Adams, Cumberland, Franklin and York, as well as loan offices in York, PA, and Hunt Valley, MD. As a division of ACNB Bank, NWSB Bank serves its marketplace via a network of seven community banking offices located in Carroll County, MD. Russell Insurance Group, Inc., the Corporation’s insurance subsidiary, is a full-service agency with licenses in 44 states. The agency offers a broad range of property and casualty, life and health insurance to commercial and individual clients through office locations in Westminster, Germantown and Jarrettsville, MD. For more information regarding ACNB Corporation and its subsidiaries, please visit acnb.com.

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SAFE HARBOR AND FORWARD-LOOKING STATEMENTS - Should there be a material subsequent event prior to the filing of the Quarterly Report on Form 10-Q with the Securities and Exchange Commission, the financial information reported in this press release is subject to change to reflect the subsequent event. In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: the effects of governmental and fiscal policies, as well as legislative and regulatory changes; the effects of new laws and regulations, specifically the impact of the Tax Cuts and Jobs Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; impacts of the capital and liquidity requirements of the Basel III standards; the effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters; ineffectiveness of the business strategy due to changes in current or future market conditions; future actions or inactions of the United States government, including the effects of short- and long-term federal budget and tax negotiations and a failure to increase the government debt limit or a prolonged shutdown of the federal government; the effects of economic conditions on current customers, specifically the effect of the economy on loan customers’ ability to repay loans; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest rate protection agreements, as well as interest rate risks; difficulties in acquisitions and integrating and operating acquired business operations, including information technology difficulties; challenges in establishing and maintaining operations in new markets; the effects of technology changes; volatilities in the securities markets; the effect of general economic conditions and more specifically in the Corporation’s market area; the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities; acts of war or terrorism; disruption of credit and equity markets; the ability to manage current levels of impaired assets; the loss of certain key officers; the ability to maintain the value and image of the Corporation’s brand and protect the Corporation’s intellectual property rights; continued relationships with major customers; and, potential impacts to the Corporation from continually evolving cybersecurity and other technological risks and attacks, including additional costs, reputational damage, regulatory penalties, and financial losses. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

ACNB #2019-13

April 30, 2019

ACNB CORPORATION

Financial Highlights

Unaudited Consolidated Condensed Statements of Income

Dollars in thousands, except per share data

	Three Months Ended March 31,
	2019	2018
INCOME STATEMENT DATA
Interest income	$16,885	$15,255
Interest expense	2,220	1,693
Net interest income	14,665	13,562
Provision for loan losses	150	250
Net interest income after provision for loan losses	14,515	13,312
Noninterest income	3,940	3,712
Noninterest expense	11,261	10,986
Income before income taxes	7,194	6,038
Provision for income taxes	1,330	1,125
Net income	$5,864	$4,913
Basic earnings per share	$0.83	$0.70

Unaudited Selected Financial Data

Dollars in thousands, except per share data

	March 31, 2019	March 31, 2018	December 31, 2018
BALANCE SHEET DATA
Assets	$1,671,159	$1,611,015	$1,647,724
Securities	$188,894	$198,758	$190,835
Loans, total	$1,301,335	$1,237,754	$1,302,465
Allowance for loan losses	$14,020	$13,417	$13,964
Deposits	$1,367,058	$1,313,414	$1,348,092
Borrowings	$112,166	$128,751	$118,164
Stockholders’ equity	$173,793	$156,605	$168,137
COMMON SHARE DATA
Basic earnings per share	$0.83	$0.70	$3.09
Cash dividends paid per share	$0.23	$0.20	$0.89
Book value per share	$24.65	$22.26	$23.86
Number of common shares outstanding	7,049,682	7,034,540	7,046,020
SELECTED RATIOS
Return on average assets	1.45%	1.26%	1.34%
Return on average equity	13.99%	12.94%	13.62%
Non-performing loans to total loans	0.48%	0.52%	0.52%
Net charge-offs to average loans outstanding	0.01%	0.07%	0.13%
Allowance for loan losses to total loans	1.08%	1.08%	1.07%
Allowance for loan losses to non-performing loans	225.98%	208.02%	206.51%